Exhibit 99.1

DURECT Corporation Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Business Update

- Ongoing Communication with FDA to Align on Next Steps for Larsucosterol in Alcohol-Associated Hepatitis

- Webcast of Earnings Call Today, March 27th at 4:30 p.m. ET

CUPERTINO, Calif., March 27, 2024 /PRNewswire / -- DURECT Corporation (Nasdaq: DRRX) today announced financial results for the fourth quarter and year ended December 31, 2023 and provided a business update.

“We remain enthusiastic about the improvement in 90-day mortality demonstrated in our Phase 2b AHFIRM clinical trial and are communicating with the U.S. Food and Drug Administration (FDA) about the design of a confirmatory Phase 3 trial to support the potential approval of larsucosterol as a treatment for alcohol-associated hepatitis (AH),” stated James E. Brown, D.V.M., President and CEO of DURECT. “Larsucosterol could be the first FDA-approved treatment to address AH, a highly lethal condition that results in approximately 158,000 hospitalizations in the U.S. annually with a 30% mortality rate at 90 days.”

Business Update:

•
In November 2023, DURECT announced topline data from the AHFIRM trial that showed a compelling efficacy signal in favor of larsucosterol in the key secondary endpoint of mortality at 90 days. Both the 30 mg and 90 mg larsucosterol doses demonstrated clinically meaningful trends in reduction of mortality at 90 days with mortality reductions of 41% (p=0.068) in the 30 mg arm and 35% (p=0.124) in the 90 mg arm compared with placebo.
•
The reductions in mortality at 90 days were more pronounced in U.S. patients with reductions of 57% (p=0.014) in the 30 mg arm and 58% (p=0.008) in the 90 mg arm compared with placebo. The numerical improvement in the primary endpoint of mortality or liver transplant at 90 days did not achieve statistical significance for either dose of larsucosterol.
•
Larsucosterol appeared safe and well tolerated in the AHFIRM trial with fewer treatment-emergent adverse events (TEAEs) in the larsucosterol arms compared with placebo.
•
DURECT is in ongoing communications with the FDA to align on next steps for the development of larsucosterol, including the design for a pivotal Phase 3 clinical trial in AH. DURECT plans to provide an update in the second quarter of 2024.
•
In March 2024, DURECT announced that it entered into a co-marketing and collaboration agreement with Charles River Laboratories for the ALZET® Osmotic Pumps Portfolio and Associated Product Line in the U.S. and Canada. Charles River Research Models & Services (RMS) sales and marketing teams will collaborate with DURECT to jointly market and commercialize the ALZET product line to existing and new customers in the pharmaceutical industry and academic laboratories over a multi-year period.

Financial Highlights for Q4 and Full Year 2023:

•
Total revenues were $2.7 million and net loss was $1.4 million for the three months ended December 31, 2023 compared to total revenues of $3.3 million and net loss of $10.5 million for the three months ended December 31, 2022. Total revenues were $8.5 million and net loss was $27.6 million for the year ended December 31, 2023, compared to total revenues of $19.3 million and net loss of $35.3 million for the year ended December 31, 2022.
•
As of December 31, 2023, cash, cash equivalents and investments were $29.8 million, compared to cash, cash equivalents and investments of $43.6 million at December 31, 2022. Debt as of December 31, 2023 was $16.7 million, compared to $21.2 million as of December 31, 2022.

Earnings Conference Call

We will host a conference call today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to discuss fourth quarter and 2023 results and provide a corporate update:

Wednesday, March 27 @ 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time

Toll Free: 1-877-869-3847

International: 201-689-8261

Conference ID: 13736560

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Do9m0bih

A live audio webcast of the presentation will be also available by accessing DURECT’s homepage at www.durect.com and clicking “Investors.” If you are unable to participate during the live webcast, the call will be archived on DURECT’s website under “Event Calendar” in the “Investors” section.

About the AHFIRM Trial

AHFIRM was a Phase 2b randomized, double-blind, placebo-controlled, international, multi-center study conducted in subjects with severe alcohol-associated hepatitis (AH) to evaluate the saFety and effIcacy of laRsucosterol treatMent (AHFIRM). The study was comprised of three arms and enrolled 307 patients, with approximately 100 patients in each arm: (1) SOC, which consists of placebo plus supportive care, with or without methylprednisolone capsules at the investigators’ discretion; (2) larsucosterol (30 mg); and (3) larsucosterol (90 mg). Patients in the larsucosterol arms received the same supportive care without steroids. In order to maintain blinding, patients in the two active arms received matching placebo capsules if the investigator prescribed steroids. The primary outcome measure was the 90-Day incidence of mortality or liver transplantation for patients treated with larsucosterol compared to those treated with SOC. The Company enrolled patients at clinical trial sites across the U.S., EU, U.K., and Australia. In November 2023, the Company announced topline data for the AHFIRM Trial, as discussed above. Reflecting the life-threatening nature of AH and the lack of therapeutic options, the U.S. Food and Drug Administration (FDA) has granted larsucosterol Fast Track Designation for the treatment of AH. For more information, refer to ClinicalTrials.gov Identifier: NCT04563026.

About Alcohol-associated Hepatitis (AH)

AH is an acute form of alcohol-associated liver disease (ALD), associated with long-term heavy intake of alcohol and often occurs after a recent period of increased alcohol consumption (i.e., a binge). AH is typically characterized by severe inflammation and destruction of liver tissue (i.e., necrosis), potentially leading to life-threatening complications including liver failure, acute kidney injury and multi-organ failure. There are no FDA approved therapies for AH and a retrospective analysis of 77 studies published between 1971 and 2016, which included data from a total of 8,184 patients, showed the overall mortality from AH was 26% at 28 days, 29% at 90 days and 44% at 180 days. A subsequent global study published in December 2021, which included 85 tertiary centers in 11 countries across 3 continents, prospectively enrolled 2,581 AH patients with a median Model of End-Stage Liver Disease (MELD) score of 23.5, reported mortality at 28 and 90 days of approximately 20% and 31%, respectively. Stopping alcohol consumption is necessary, but frequently not sufficient for recovery in many moderate (defined as MELD scores of 11-20) and severe (defined as MELD scores >20) patients and therapies that reduce liver inflammation, such as corticosteroids, are limited by contraindications, have not been shown to improve survival at 90 days or one year, and have demonstrated an increased risk of infection. While liver transplantation is becoming more common for ALD patients, including AH patients, the total number of such transplants is still relatively small, and limited by organ availability. Average charges for a liver transplant exceed $875,000, and patients require lifelong immunosuppressive therapy to prevent organ rejection.

About Larsucosterol

Larsucosterol is an endogenous sulfated oxysterol and an epigenetic modulator. Epigenetic regulators are compounds that regulate patterns of gene expression without modifying the DNA sequence. DNA hypermethylation, an example of epigenetic dysregulation, results in transcriptomic reprogramming and cellular dysfunction, and has been found to be associated with many acute (e.g., AH) or chronic diseases (e.g., MASH). As an inhibitor of DNA methyltransferases (DNMT1, DNMT3a and 3b), larsucosterol inhibits DNA methylation, which subsequently modulates expression of genes that are involved in cell signaling pathways associated with stress responses, cell death and survival, and lipid biosynthesis. This may ultimately lead to improved cell survival, reduced inflammation, and decreased lipotoxicity. As an epigenetic modulator, the proposed mechanism of action provides further scientific rationale for developing larsucosterol for the treatment of acute organ injury and certain chronic diseases.

About DURECT Corporation

DURECT is a late-stage biopharmaceutical company pioneering the development of epigenetic therapies that target dysregulated DNA methylation to transform the treatment of serious and life-threatening conditions, including acute organ injury and cancer. Larsucosterol, DURECT’s lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes that are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation; metabolic dysfunction-associated steatohepatitis (MASH) is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER®platform technology, is FDA-approved and is exclusively licensed to Innocoll Pharmaceuticals for sale and distribution in the United States. For more information about DURECT, please visit www.durect.com and follow us on X (formerly Twitter) at https://x.com/DURECTCorp.

DURECT Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: the potential for larsucosterol to demonstrate a reduction in mortality or liver transplant in patients with AH and to save lives, our ability to clarify with the FDA the design of the Phase 3 clinical trial of larsucosterol for AH, the potential FDA or other regulatory approval of larsucosterol for the treatment of AH, the potential to develop larsucosterol for AH, MASH or other indications, and the potential benefits, if any, of our product candidates. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risk that future clinical trials of larsucosterol do not confirm the results from subset analyses of the AHFIRM trial, including geographic or other segmentation, or of earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner, risks that Innocoll may not commercialize POSIMIR successfully, and risks related to the sufficiency of our cash resources, our anticipated capital requirements, our need or desire for additional financing, our ability to meet the minimum bid price for continued listing on Nasdaq, our ability to obtain capital to fund our operations and expenses and our ability to continue to operate as a going concern. Further information regarding these and other risks is included in DURECT's most recent Securities and Exchange Commission (SEC) filings, including its quarterly report on Form 10-Q for the quarter ended September 30, 2023 and annual report on Form 10-K for the year ended December 31, 2023, when filed, under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release and in the attachments is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: POSIMIR® is a trademark of Innocoll Pharmaceuticals, Ltd. in the U.S. and a trademark of DURECT Corporation outside of the U.S. SABER® is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

DURECT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31		Nine months ended December 31
	2023	2022	2023	2022
Collaborative research and development and other revenue	$620	$1,518	$2,277	$13,204
Product revenue, net	2,049	1,797	6,271	6,079
Total revenues	2,669	3,315	8,548	19,283
Operating expenses:
Cost of product revenues	658	515	1,717	1,588
Research and development	5,613	9,953	29,351	36,862
Selling, general and administrative	2,652	4,345	14,364	15,915
Total operating expenses	8,923	14,813	45,432	54,365
Loss from operations	(6,254)	(11,498)	(36,884)	(35,082)
Other income (expense):
Interest and other income	448	1,683	2,129	2,148
Interest and other expenses	(617)	(654)	(2,792)	(2,399)
Change in fair value of warrant liabilities	4,982	—	13,583	—
Issuance cost for warrants	—	—	(1,627)	—
Loss on issuance of warrants	—	—	(2,033)	—
Other income (expense), net	4,813	1,029	9,260	(251)
Net loss	$(1,441)	$(10,469)	$(27,624)	$(35,333)
Net change in unrealized loss on available-for-sale securities, net of reclassification adjustments and taxes	(2)	(5)	(1)	(3)
Total comprehensive loss	$(1,443)	$(10,474)	$(27,625)	$(35,336)
Net loss per share
Basic	$(0.05)	$(0.46)	$(1.05)	$(1.55)
Diluted	$(0.10)	$(0.46)	$(1.20)	$(1.55)

Weighted-average shares used in computing net loss per share
Basic	29,464	22,784	26,256	22,777
Diluted	30,046	22,784	26,520	22,777

DURECT CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	As of	As of
	31-Dec-23	December 31, 2022 (1)

ASSETS
Current assets:
Cash and cash equivalents	$28,400	$43,483
Short-term Investments	$1,280	$—
Accounts receivable, net	1,261	3,423
Inventories, net	2,219	2,113
Prepaid expenses and other current assets	1,511	2,375
Total current assets	34,671	51,394
Property and equipment, net	91	188
Operating lease right-of-use assets	3,980	1,943
Goodwill	6,169	6,169
Long-term restricted investments	150	150
Other long-term assets	128	256
Total assets	$45,189	$60,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,777	$3,106
Accrued liabilities	5,966	7,896
Term loan, current portion, net	16,663	21,170
Operatinglease liabilities, current portion	1,381	1,832
Warrant liabilities	1,224	—
Total current liabilities	27,011	34,004
Operating lease liabilities, non-current portion	2,702	260
Other long-term liabilities	693	851
Stockholders’ equity	14,783	24,985
Total liabilities and stockholders’ equity	$45,189	$60,100

(1) Derived from audited financial statements.

SOURCE: DURECT Corporation

Investor Relations (DURECT)	Media Contact (DURECT)
Ashley Robinson	Mónica Rouco Molina, PhD
LifeSci Advisors	LifeSci Communications
+1-617-775-5956	+1-929-469-3850
arr@lifesciadvisors.com	mroucomolina@lifescicomms.com